Part II	Exhibit 15.1

Letter re: Unaudited Interim Financial Information

July 28, 2010

The Board of Directors and Shareholders:

CVS Caremark Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, and 333-141481 on Form S-8 and 333-143110 and 333-165672 on Form S-3) of CVS Caremark Corporation of our reports dated May 4, 2010 and July 28, 2010, relating to the unaudited condensed consolidated interim financial statements of CVS Caremark Corporation that are included in its Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

Very truly yours,

/s/ Ernst & Young LLP

Boston, Massachusetts